EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-219931) on Form S-3 of our independent auditors’ reports dated February 27, 2017, relating to the balance sheets of Red Wolf Company, LLC as of December 31, 2015 and 2016, and the related statements of income and members’ equity and statements of cash flows for the years then ended, which report appears in the Current Report on Form 8-K of Broadwind Energy, Inc. dated August 11, 2017, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Moore Beauston Woodham LLP

Hartsville, South Carolina

September 28, 2017